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                                                                  EXHIBIT 1(A8)


             AGREEMENT REGARDING OPERATION OF THE STRIPPED ("ZERO") U.S. TREASURY SECURITIES FUND PROVIDENT MUTUAL SERIES A

                  AGREEMENT effective May 12, 1986, between Provident Mutual Life Insurance Company of Philadelphia ("Provident Mutual"), an insurance company chartered in Pennsylvania, and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), a Delaware corporation.

                  WHEREAS, Provident Mutual is a life insurance company which currently issues variable life insurance policies and it and other affiliated insurance companies may issue various versions of variable life insurance policies in the future ("Policies"), and

                  WHEREAS, the Provident Mutual Variable Zero Coupon Bond Separate Account ("Account") is a separate investment account of Provident Mutual registered under the Investment Company Act of 1940 ("Act") as a part of a unit investment trust, which serves as the investment vehicle for the Policies issued by Provident Mutual and its separate accounts, and

                WHEREAS, the Provident Mutual Series of Stripped ("Zero") U.S. Treasury Securities Fund and any subsequent series ("Zero Trust"), is a unit investment trust sponsored by Merrill Lynch that will have several portfolios ("Trusts"), and the Zero Trust is registered as a unit investment trust under the Act, and

                WHEREAS, Provident Mutual seeks a unit investment trust as the underlying investment medium for the Account and any similar accounts established by affiliated companies ("Accounts"), the units of which will be sold to the Accounts and the investment
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in which will enable the Accounts to provide policyowners with a stabilized rate of return, and

                WHEREAS, Merrill Lynch desires to make the Zero Trust available to Provident Mutual for the investment of amounts allocated under the Policies to the Account and to Accounts designated by Provident Mutual of affiliated companies, and

                WHEREAS, Merrill Lynch intends to maintain a secondary market in units representing interests in the Trusts ("Units") in order to enable the Accounts to provide policyowners with a stabilized rate of return.

                NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

                1. Provident Mutual shall invest assets of the Account in the Zero Trust and Merrill Lynch will serve as sponsor and depositor of the Zero Trust, provided that Merrill Lynch and Provident Mutual fulfill their respective obligations set forth in paragraphs 2 through 10.

                2. Unless otherwise determined by mutual agreement, Units of the Zero Trust will be sold exclusively to the Account or Accounts designated by Provident Mutual.

                3. Initially, Merrill Lynch will create three Trusts, containing securities with specified maturities in years 1991, 1996 and 2005, respectively, or any other maturities mutually agreed upon by Merrill Lynch and Provident Mutual. Thereafter, as may be mutually agreed upon by the parties from time to time,


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Merrill Lynch will create additional Trusts containing securities with different maturities.

                4. Until the securities of any particular Trust of the Zero Trust mature, Merrill Lynch will make Units available continuously for purchase by Provident Mutual for investment of assets of the Account, either by selling Units currently held in inventory or by creating new Units, except that Merrill Lynch shall not be obligated to create new Units if the underlying portfolio securities are unavailable. When creating additional Units, regardless of the size of the purchase order from Provident Mutual, Merrill Lynch will acquire portfolio securities to fund such Units only in round-lots.

                5. Units of fractional undivided interest in the Trusts will be issued to Merrill Lynch on its deposit of securities in a Trust of the Zero Trust, based upon the offering side evaluation of the securities so deposited. Units will be sold to the Account at an offering price, next computed after receipt by Merrill Lynch of an order to purchase, that is the sum of: (a) the net asset value of the Units uniformly computed on any given day based upon either a daily or weekly computation calculated in accordance with Rule 22c-1 under the Act, using an offering side evaluation of the portfolio securities, and (b) a transaction charge. The amount of the transaction charge applicable to a Unit of a particular Trust will vary based upon the period of time remaining until maturity of the Trust at the time the Unit is purchased, as follows:



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
                                                              Transaction Charge As
                                                              A Percentage of the
Remaining Years Until Maturity                                Offering Price of the
Of the Trust                                                  Trust Unit
------------                                                  ----------
less than  2 years                                                 0.25%
at least   2 years but less than   3 years                         0.50%
at least   3 years but less than   5 years                         0.75%
at least   5 years but less than   8 years                         1.00%
at least   8 years but less than  13 years                         1.50%
at least  13 years but less than  18 years                         1.75%
          18 years or more                                         2.00%

These rates are subject to change hereafter, by mutual agreement, provided that any new rate established does not exceed the rate ordinarily paid by a dealer to acquire similar securities, and provided that the transaction charge shall not be increased if the staff of the Securities and Exchange Commission expresses and objection to such change or, if Provident Mutual believes necessary, unless an order of the Securities and Exchange Commission, providing appropriate exemptive relief, is obtained. In addition, in the event Merrill Lynch should cease to maintain a secondary market, the transaction charge will be adjusted to an amount determined by mutual agreement, after considering factors including the absence of a secondary market, aggregate expenses and charges to Merrill Lynch and any standards set by the Securities and Exchange Commission as necessary to continue the exemptive relief granted in connection with the investment by the Account in the Zero Trust.

                6. Merrill Lynch will use its best efforts to continuously maintain a secondary market in Units of each Trust and will repurchase Units held by the Account, absent an extreme and


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unforeseen occurrence which makes it financially impracticable for Merrill Lynch to repurchase the Units, at a price equal to the net asset value of the Units, based upon the offering side evaluation of the underlying securities of the applicable Trust.

                7. Merrill Lynch may, at its discretion, redeem in cash or in kind Units of the Zero Trust that it has purchased in the secondary market, or acquired upon deposit of securities in the Zero Trust, provided that it redeems Units only in an amount substantially equal to the value of one or more securities held in the affected Trust, so that the uninvested cash generated by such redemption is de minimus.

                8. The underlying securities of each Trust will be evaluated by a qualified entity, selected by Merrill Lynch, that is not affiliated with Merrill Lynch.

                9. On each day that Provident Mutual is required by Rule 22c-1 under the Act to value the Policies, but on which no Units are purchased from, or sold to, Merrill Lynch by Provident Mutual, Merrill Lynch will cause the Zero Trust to provide to Provident Mutual a net asset value for the Units, using an offering side evaluation of the portfolio securities, computed on a daily or weekly basis in accordance with Rule 22c-1 under the Act.

                10. An entity which meets the qualifications set forth in
Section 26 of the Act will serve as trustee for each Trust, who shall agree to furnish Provident Mutual, within 30 days after the


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end of each calendar year, year-end financial statements for each Trust which have been audited by independent public accountants.

                The terms used in this Agreement shall be construed in accordance with the Act, and this Agreement shall be governed by and construed in accordance with the laws of the State of New York. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute but one instrument.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their respective corporate seals to be affixed hereto as of the date set forth above by their respective officers who have been duly authorized.


                                          PROVIDENT MUTUAL LIFE INSURANCE
                                          COMPANY OF PHILADELPHIA




                                          By /s/ Illegible
                                             ----------------------------------

                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED


                                          By /s/ Illegible
                                             ----------------------------------


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